CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2015 relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Shareholders of certain Russell Investment Funds (refer to Appendix I for those funds covered under this consent), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Trustees and Officers” in such Registration Statement.

PricewaterhouseCoopers LLP
Seattle, WA
April 28, 2015

Appendix I

Multi-Style Equity Fund

Aggressive Equity Fund

Non-US Fund

Core Bond Fund

Global Real Estate Securities Fund

Moderate Strategy

Balanced Strategy

Growth Strategy

Equity Growth Strategy

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